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EXHIBIT 11. - COMPUTATION OF PER SHARE EARNINGS
- -----------------------------------------------------------------------------------

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                                    THREE MONTHS ENDED       THREE MONTHS ENDED
                                      MARCH 31, 1995           MARCH 31, 1994
                                  ----------------------  -------------------------
                                  COMMON AND              COMMON AND
                                    COMMON                  COMMON
                                  EQUIVALENT     FULL     EQUIVALENT      FULL
                                    SHARES     DILUTION     SHARES      DILUTION
                                  ----------  ----------  ----------  -------------
Weighted average common shares
 outstanding                       11,593,457   11,593,457   11,567,013   11,567,013

Incremental shares assumed to be
 issued                                     0    4,029,065            0            0
                                  -----------  -----------  -----------  -----------
                                   11,593,457   15,622,522   11,567,013   11,567,013
                                  ===========  ===========  ===========  ===========

Net income (loss) as reported     $   319,000  $   319,000  $(1,178,000) $(1,178,000)

Deduct dividends on Cumulative
 Convertible Preferred Stock         (532,000)     (15,000)     (16,000)     (16,000)
                                  -----------  -----------  -----------  -----------
Net income (loss) availabe to
 common shareholders              $  (213,000) $   304,000  $(1,194,000) $(1,194,000)
                                  ===========  ===========  ===========  ===========
Net income (loss) per share       $    (0.02)  $      0.02  $     (0.10) $     (0.10)
                                  ==========   ===========  ===========  ===========
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